Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 33-59701, 333-14847, 333-27623, 333-40767, 333-89824, 333-120185 and 333-125302 of The E. W. Scripps Company and subsidiaries on Form S-8 and Registration Statement No. 333-100390 of The E. W. Scripps Company and subsidiaries on Form S-3 of our reports dated March 14, 2006, relating to the financial statements and financial statement schedule of The E. W. Scripps Company and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The E. W. Scripps Company and subsidiaries for the year ended December 31, 2005.

Cincinnati, Ohio

March 14, 2006